August 5, 2014

Kalyanaraman Srinivasan (Kal Raman)
c/o Groupon, Inc.
600 W Chicago Ave.
Chicago, IL 60654

Dear Kal:

All current arrangements between you and Groupon, Inc. (“Groupon” or the “Company”) shall remain in effect indefinitely unless terminated by either you or the Company in accordance with their terms or amended hereby. This Individual Agreement will serve as an amendment to your Employment Agreement (as defined below). Your original offer letter is dated April 13, 2012 (“Original Offer Letter”) and your amended offer letters are dated April 19, 2012 (“First Amended Offer Letter”), January 29, 2013 (“Second Amended Offer Letter”), and February 18, 2014 (“Third Amended Offer Letter”) (collectively, “Amended Offer Letters,” and together with the Original Offer Letter, the “Employment Agreement”). Your eligibility for Severance Benefits referenced in this Individual Agreement is contingent upon your (i) continued adherence to the terms of the Employee Innovations and Proprietary Rights Assignment Agreement (“EIPRAA”) which you signed on May 10, 2012; (ii) agreement to obtain our written consent prior to accepting employment from or a contracting or consulting arrangement with another entity; (iii) execution and return (without revocation) of our customary form of general release (the “Release”), attached as Attachment A to the Third Amended Offer Letter and (iv) execution and return of this Individual Agreement to the Company. All terms of your employment articulated in your Employment Agreement remain the same except the following:

A.	Your title is changed from “Chief Operating Officer” to “Chief Executive Officer, APAC Region” and you will continue to report to the Company’s CEO.

B.	The “Rights upon Termination” section of the Employment Agreement pertaining to Severance Benefits shall be replaced with the following:

If you terminate your employment with the Company for Good Reason (as defined below), or you are terminated without Cause (as defined below), you will be entitled to your base salary, earned bonus, if paid on or before the date of termination, and benefits through the date of termination. In addition, following the termination of your employment for Good Reason or without Cause (and subject to compliance with Section 409A of the Internal Revenue Code and the Treasury Regulations

thereunder), provided that you (i) sign and not revoke the Release, (ii) continue to comply with your obligations under the EIPRAA, and (iii) have not accepted employment or contracted with (as a consultant or otherwise) another entity without our prior written consent, you will be entitled to receive the following “Severance Benefits”:

1)
Continued payment of your base salary (as in effect prior to any reduction constituting Good Reason), less applicable withholdings, in accordance with the Company’s normal payroll procedures, following your termination of employment, until the earlier of (i) the date on which you begin new employment or (ii) six (6) months following such termination, which payments shall begin on the first regular payroll date occurring on or after the sixtieth (60th) day following the employment termination date, and the initial payment shall include that portion of the payments that would otherwise have been payable on the Company’s regular payroll dates occurring between the date of your termination of employment and such initial payment date; and

2)
If you elect to receive continued health care coverage pursuant to the provisions of COBRA, reimbursement for the premiums paid by you to purchase COBRA health care continuation coverage for you and your covered dependents under any Company-provided medical, dental, and/or vision plan in which you and your covered dependents participate until the first to occur of (i) the date on which you become eligible for health care coverage under another employer’s plan(s) or (ii) six (6) months following such termination; and

3)
Continued vesting of your outstanding equity according to schedule and pursuant to the terms and conditions of the applicable Groupon Inc. Stock Incentive Plan until the earlier of (i) the date on which you begin new employment or (ii) six (6) months following such termination.

“Good Reason” means, without your express written consent, the occurrence of any of the following events, all of which you agree have not occurred as of the date of your signing this Individual Agreement: (a) a material adverse change in your title, the nature or scope of your authority, powers, functions, duties, responsibilities, or reporting relationship (including your ceasing to directly report to the CEO or board of directors of a publicly traded entity); (b) a material reduction by Groupon in your rate of annual base salary; (c) the failure of Groupon to (i) continue any material compensation plan in which you are participating, unless Groupon discontinues the compensation plan for other similarly situated CEO direct reports or unless you are permitted to participate in other plans providing you with substantially comparable compensation-related benefits, or (ii) the taking of any action by Groupon which would adversely affect your participation in or materially reduce your compensation-related benefits under any such plan unless Groupon has taken similar action with regard to other similarly situated CEO direct reports; (d) a change in your primary employment location to a location that is more than 50 miles from the primary location of your employment immediately before such change; or (e) the failure of Groupon to obtain from any successor or transferee of Groupon an express written and unconditional assumption of Groupon’s obligations under this Agreement.

Your employment may be terminated by you for Good Reason only if (x) an event or circumstance set forth above occurs that has not occurred to other similarly situated CEO direct reports and you provide Groupon with written notice thereof within thirty (30) days after you have knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that you believe constitutes Good Reason, (y) Groupon fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z)

you resign during the Termination Period and after the expiration of the cure period referenced in the preceding clause (y).

“Cause” means: (a) your material failure to perform your reasonably assigned duties (other than a failure resulting from your disability) after written notice of such failure from Groupon describing the failure to perform such duties and a reasonable time to cure of at least thirty (30) days; (b) your engaging in any intentional act of fraud, theft, dishonesty, or falsification with respect to Groupon; (c) your conviction (including a plea of guilty or nolo contendere) of (i) a felony, (ii) a crime of moral turpitude, or (iii) a criminal act that prevents you from performing your duties with the Company; (d) your engaging in gross misconduct or the material violation of the Company’s Code of Business Conduct; (e) your violation of any federal or state law or regulation applicable to the business of Groupon; (f) your absence from your duties with Groupon on a full-time basis for at least 180 consecutive days as a result of your incapacity due to physical or mental illness or (g) the intentional material breach of any provision of this Individual Agreement or the EIPRAA where such breach continues or is not cured (if curable) for more than thirty (30) days after written notice from Groupon to you specifying the nature of such breach. Termination by Groupon shall not be treated as for “Cause” unless Groupon terminates your employment within ninety (90) days following Groupon’s knowledge of the above conditions.

C.
Your annual base salary and target bonus remain unchanged, but your bonus structure and performance objectives going forward will be mutually agreed upon by you and the Company within thirty (30) days of the effective date of this Individual Agreement.

D.	The Company agrees to give you ninety (90) days’ written notice of any termination of your employment by the Company other than for Cause in the event such termination occurs prior to March 31, 2015.

For avoidance of doubt, this Individual Agreement (to the extent it modifies the Employment Agreement as described herein), the EIPRAA and the Release, constitute the entire agreement between you and the Company relating to this subject matter, and any representations that may have been made to you that are not contained in this letter are superseded by this Individual Agreement, and the terms of this Individual Agreement can only be modified by a writing signed by you and a duly authorized representative of the Company.

In addition, by signing below, you consent and agree to the changes outlined above and agree that none of such changes, either individually or in the aggregate, shall constitute Good Reason hereunder or under the Employment Agreement.

Sincerely,

/s/ David Schellhase

David Schellhase

I have read this Individual Agreement in its entirety, and agree to and accept the amended terms and conditions of employment as stated above.

Dated:    August 5, 2014         /s/ Kal Raman
                    Kalyanaraman Srinivasan (Kal Raman)